NOTICE OF FEE WAIVER

THIS NOTICE OF FEE WAIVER is provided as of August 1, 2007, to THE MAINSTAY FUNDS, a Massachusetts business trust (the “Trust”), on behalf of its series listed on Schedule A (the “Funds”), by NEW YORK LIFE INVESTMENT MANAGEMENT LLC, a Delaware limited liability company (the “Manager”).

WHEREAS, the Manager has entered into a Management Agreement with the Trust dated August 1, 2002 (the “Management Agreement”), pursuant to which the Manager is compensated based on the average net assets of the Funds and such compensation is paid by the Funds (“Management Fees”);

WHEREAS, the Manager believes that it is appropriate and in the best interests of the Manager, the Funds, and the Funds’ shareholders to reduce the Management Fees of the Funds; and

WHEREAS, the Manager understands and intends that the Funds will rely on this Notice in preparing amendments to a registration statement on Form N-1A and in accruing the Funds’ expenses for purposes of calculating net asset value and for other purposes, and expressly permits the Funds to do so;

NOW, THEREFORE, the Manager hereby provides notice as follows:

1.	Fee Waivers by the Manager. The Manager agrees to waive a portion of itsManagement Fees as set forth on Schedule A.

2.	Duration and Termination. The Manager’s undertaking to waive fees may bemodified or terminated only with the approval of the Board of Trustees.

3.           Other Agreements.  This Notice supersedes the Notice of Fee Waiver, datedAugust 1, 2006, regarding the Common Stock Fund.

IN WITNESS WHEREOF, the Manager has signed this Notice as of the date first-above written.

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

By: ______________________________
Brian A. Murdock
President and Chief Executive Officer

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SCHEDULE A

Management Fee Waivers

The Manager has agreed to fee waivers such that the management fees for the Funds listed below shall be:

MainStay Common Stock Fund
0.60% on assets up to $500 million; and
0.55% on assets in excess of $500 million.

MainStay Equity Index Fund
0.19% on assets up to $1.0 billion;
0.165% on assets from $1.0 billion up to $3.0 billion; and
0.14% on assets in excess of $3.0 billion.

MainStay Government Fund
0.50% on assets up to $1.0 billion; and
0.45% on assets in excess of $1.0 billion.

MainStay Large Cap Growth Fund
0.75% on assets up to $500 million;
0.725% on assets from $500 million to $750 million;
0.70% on assets from $750 million to $2.0 billion;
0.65% on assets from $2.0 billion to $3.0 billion; and
0.60% on assets in excess of $3.0 billion

MainStay Small Cap Growth Fund
0.85% on assets up to $1.0 billion; and
0.80% on assets in excess of $1.0 billion.

MainStay Small Cap Value Fund
0.60% on assets up to $1.0 billion; and
0.55% on assets in excess of $1.0 billion.

MainStay Tax Free Bond Fund
0.45% on assets up to $1.0 billion; and
0.40% on assets in excess of $1.0 billion.

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